SEPARATION AND RELEASE AGREEMENT
This Separation and Release Agreement (“Agreement”) is between Sally J. Shanks (“Employee”) and WillScot Holdings Corporation (“Company”) (hereinafter the “parties”) and is entered into this 19th day of July 2025. This Agreement will not become effective until the expiration of seven (7) days from Employee’s execution of this Agreement, provided Employee has not revoked this Agreement by such time (the “Effective Date”).
WHEREAS, Employee has been employed by Company and is a party to that certain Amended Offer Letter dated March 18, 2019 (the “Letter Agreement”).
WHEREAS, Employee’s employment with Company is terminating effective August 15, 2025 or such earlier or later date as the parties agree resulting in the Employee exiting the Company (the “Termination Date”);
WHEREAS, Company and Employee desire to avoid disputes and/or litigation regarding Employee’s termination from employment or any events or circumstances preceding or coincident with the termination from employment;
WHEREAS, Company and Employee have agreed upon the terms on which Employee is willing, for sufficient and lawful consideration, to compromise any claims known and unknown which Employee may have against Company; and
WHEREAS, the parties desire to settle fully and finally, in the manner set forth herein, all differences between them which have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but in no way limited to, any and all claims and controversies arising out of the employment relationship between Employee and Company, and the termination thereof.
NOW, THEREFORE, in consideration of these recitals and the promises and agreements set forth in this Agreement, Employee’s employment with Company will terminate upon the following terms:
1.General Release: Employee for himself or herself and on behalf of Employee’s attorneys heirs, assigns, successors, executors, and administrators, each in their capacity as such, and to the extent allowed by law, IRREVOCABLY AND UNCONDITIONALLY RELEASES, ACQUITS AND FOREVER DISCHARGES Company and any current or former stockholders, directors, parent, subsidiary, affiliated, and related corporations, firms, associations, partnerships, and entities, and their successors and assigns, each in their capacity as such, from any and all claims and causes of action whatsoever, whether known or unknown, arising out of Employee’s employment relationship with the Company, which may have arisen, or which may arise, prior to, or at the time of, the execution of this Agreement, including, but not limited to, any claim or cause of action arising out of any contract, express or implied, any covenant of good faith and fair dealing, express or implied, any tort (whether intentional or released in this agreement), or under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Worker Adjustment and Retraining Notification (WARN) Act, the Older Workers Benefit Protection Act, the Maryland Fair Employment Practices Act, the Maryland Health Care Worker Whistleblower Protection Act, the Maryland False Claims Act, the Maryland Parental Leave Act, the Maryland Healthy Working Families Act, or any other municipal, local, state, or federal law, common or statutory.
Notwithstanding anything to the contrary in this Agreement, this Agreement does not waive any claims or rights: (i) that may arise after the date on which Employee signs this Agreement, including the right to enforce this Agreement; (ii) that cannot be released as a matter of law, including Employee’s rights to COBRA, workers compensation, and unemployment insurance (the application for which shall not be contested by Company); and/or (iii) to accrued, vested benefits under any employee benefit, stock, savings, insurance, or pension plan of Company.

Furthermore, nothing in this Agreement shall apply to, modify or in any way supersede obligations arising from any of (x) the terms of directors and officers insurance and/or (y) any indemnification agreement for the benefit of Employee as a result of Employee’s position as a director or officer of Company or one of its affiliates.
The Company, parents, subsidiaries, affiliated and related corporations, firms, and associations, partnerships, and entities, and their successors and assigns, each in their capacity as such, irrevocably and unconditionally release, acquits, and forever discharges Employee from any and all claims and causes of action whatsoever, whether known or unknown, arising out of Employee’s relationship with Company.
2.Covenant Not to Sue: Employee also COVENANTS NOT TO SUE, OR OTHERWISE PARTICIPATE IN ANY ACTION OR CLASS ACTION against Company or any of the released parties based upon any of the claims released in this Agreement. Further, Employee hereby waives the right to recover any damages or benefits in any proceeding Employee may bring before the Equal Employment Opportunity Commission (the “EEOC”), any state human rights commission, or any other governmental agency or entity or in any proceeding brought by the EEOC, any state human rights commission, or any other governmental agency or entity on Employee’s behalf with respect to any claim released in this Agreement. Notwithstanding the foregoing, Employee shall not be considered in breach of this provision with respect to any of the following: Employee reports possible violations of law to any government agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, makes other disclosures under the whistleblower provisions of federal or state law or regulation, participates in any action in connection therewith, or receives any monetary awards for any such disclosures or otherwise participates or cooperates in connection with any whistleblower activity protected by law.
3.Severance Terms: Upon the expiration of seven (7) days from Employee’s execution of this Agreement, provided that this Agreement has become effective in accordance with its terms, and in consideration for the promises, covenants, agreements, and releases set forth herein, including but not limited to Employee’s compliance with the provisions set forth on Appendix A attached hereto, Company agrees to pay or provide Employee the following benefits (collectively, the “Severance Benefits”):
a.A lump sum cash payment in the gross amount of US $548,990 (which represents ten months of base salary plus Short-Term Incentive Plan (STIP) bonus at target), which shall be paid within twenty (20) calendar days after the Termination Date provided the Second Release as included in Exhibit A (the “Second Release”) has been executed and the seven (7) day revocation period has expired, less applicable withholding taxes; and
b.Seven and one half months (7.5/12, or (62.5%)) of the STIP bonus that Employee would have been entitled to receive for fiscal year 2025 had employment continued representing 7.5 months of prorated bonus, based on the level of achievement of the H1 EBITDA performance goal, which shall be paid within twenty (20) calendar days after the Termination Date provided the Second Release has been executed and the seven (7) day revocation period has expired, less applicable withholding taxes; and
c.A lump sum cash payment in the gross amount of US $1,070 (which represents twelve months of employer contributions towards the dental coverage that the Employee has in effect at such time), which shall be paid within twenty (20) calendar days after the Termination Date provided the Second Release has been executed and the seven (7) day revocation period has expired, less applicable withholding taxes; and
d.Continued vesting of Employee’s outstanding equity awards under the Company’s 2020 Incentive Plan or 2024 Incentive Awards Plan through May 15, 2026. The Company will allow, and the Employee is able to elect, to withhold shares equal to the withholding tax obligations up to the statutory maximum allowed. If elected by Employee, the Company shall timely remit the cash for taxes to the appropriate taxing jurisdiction.
4.Right to Revoke: Employee may revoke this Agreement by notice to Company, in writing, received within seven (7) days of the date of its execution by Employee (the “Revocation

Period”). Employee agrees that Employee will not receive the benefits provided by this Agreement if Employee revokes this Agreement. Employee also acknowledges and agrees that if Company has not received from Employee notice of Employee’s revocation of this Agreement prior to the expiration of the Revocation Period, Employee will have forever waived Employee’s right to revoke this Agreement, and this Agreement shall thereafter be enforceable and have full force and effect commencing the day after the end of the Revocation Period.
5.Acknowledgement: Employee acknowledges and agrees that: (a) as of the Termination Date, Employee is hereby removed or is deemed to resign from any and all positions she holds with Company or any affiliate, and Employee agrees to execute any documents reasonably requested by Company in connection therewith; (b) except as provided by this Agreement, Employee has no contractual right or claim to the Severance Benefits; and (c) payments pursuant to this Agreement shall terminate immediately if Employee materially breaches any of the material provisions of this Agreement, including but not limited to the provisions set forth in Appendix A.
6.Non-Admissions: Employee acknowledges that by entering into this Agreement, Company does not admit, and does specifically deny, any violation of any local, state, or federal law.
7.Severability: If any provision of this Agreement is held to be illegal, invalid, or unenforceable, such provision shall be fully severable and/or construed in remaining part to the full extent allowed by law, with the remaining provisions of this Agreement continuing in full force and effect.
8.Entire Agreement: This Agreement (including Appendix A) constitutes the entire agreement between Employee and Company, and supersedes all prior and contemporaneous negotiations and agreements, oral or written, with respect to the matters addressed herein. This Agreement cannot be changed or terminated except pursuant to a written agreement executed by the parties.
9.Governing Law: This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, except where preempted by federal law.
10.Statement of Understanding: By executing this Agreement, Employee acknowledges that (a) Employee has had at least twenty-one (21) days, in accordance with the Age Discrimination in Employment Act, as amended, (the “ADEA”) to consider the terms of this Agreement and has considered its terms for such a period of time or has knowingly and voluntarily waived Employee’s right to do so by executing this Agreement and returning it to Company; (b) Employee has been advised by Company to consult with an attorney regarding the terms of this Agreement; (c) Employee has consulted with, or has had sufficient opportunity to consult with, an attorney of Employee’s own choosing regarding the terms of this Agreement; (d) any and all questions regarding the terms of this Agreement have been asked and answered to Employee’s complete satisfaction; (e) Employee has read this Agreement and fully understands its terms and their import; (f) except as provided by this Agreement, Employee has no contractual right or claim to the benefits and payments described herein; (g) the consideration provided for herein is good and valuable; and (h) Employee is entering into this Agreement voluntarily, of Employee’s own free will, and without any coercion, undue influence, threat, or intimidation of any kind or type whatsoever.
11.Notices. All notices, requests and other communications to any Party hereunder shall be in writing (including e-mail transmission, so long as a receipt of such e-mail is requested and received) and shall be given,
If to Employee:

Email: sjshanks@comcast.net

If to the Company:

WillScot Holdings Corporation
EVP, Chief Legal Officer
646 E. Van Buren Street, Suite 400
Phoenix, AZ 85008
Phone: 480-309-2762
Email: hezron.lopez@willscot.com

or to such other email, address or number as such party may hereafter specify to the other party.

HAVING READ AND UNDERSTOOD THIS AGREEMENT, CONSULTED COUNSEL OR VOLUNTARILY ELECTED NOT TO CONSULT COUNSEL, AND HAVING HAD SUFFICIENT TIME TO CONSIDER WHETHER TO ENTER INTO THIS AGREEMENT, THE UNDERSIGNED HEREBY EXECUTE THIS AGREEMENT ON THE DATES SET FORTH BELOW.

EMPLOYEE	WILLSCOT HOLDINGS CORPORATION

/s/ Sally J. Shanks	By: /s/ Felicia Gorcyca
Sally J. Shanks Date: July 19, 2025	Name: Felicia Gorcyca Title: EVP, Chief Human Resources Officer Date: July 19, 2025

APPENDIX A
RESTRICTIVE COVENANTS

In consideration of the Severance Benefits to be provided to Employee, Employee agrees to the following:

1.Definitions. Certain capitalized terms used in this Appendix A have the meanings set forth below. Other capitalized terms used but not defined herein have the meanings given in the Separation and Release Agreement, of which this Appendix A is a part.
a.“Confidential Information” means information that is created and used in the Company Business and which is not generally known by the public, including but not limited to: proprietary or customized software and database (including the Company’s database); research and development; the Company’s confidential records pertaining to its Customers, including key Customer contact information;; confidential business opportunities; strategies for advertising and marketing; confidential business processes and strategies, including training, policies and procedures; product documents and forms; personnel composition (wages, specialization, etc.); financial data and reports, including pricing, quoting and billing methods; and any other business information that the Company maintains as confidential or that gives the Company an advantage or opportunity to gain an advantage over its competitors in the Company Business. Employee specifically understands and agrees that the term “Confidential Information” also includes all confidential information of a third party that may be communicated to, acquired by, learned of, or developed by Employee in the course of or as a result of Employee’s employment with the Company.

Confidential Information does not include information that is or may become known to Employee or to the public from sources outside the Company and through means other than a breach of the provisions herein or disclosed by Employee after written approval from the Company.

b.“Company Business” means the portable modular office, portable storage container, temperature-controlled storage, perimeter solutions, and clearspan structures business, including the design, manufacture, rental, sale, or lease of any of the following or components thereof of portable storage containers, portable storage trailers, portable offices, portable temperature-controlled containers or trailers, fencing, or clearspan structures.

c.“Competitive Product or Service” means any product, process, system or service (in existence or under development) of any person or organization other than the Company that is the same as or similar to the Company Business (in existence or under development) and upon which Employee worked or had responsibilities at the Company during the twenty-four (24) months prior to the Termination Date.

d.“Competitor” means Employee or any other person or organization engaged in in the Company Business.

e.“Customer” means any person(s) whom, within twenty-four (24) months prior to the Termination Date, Employee, directly or Indirectly (defined below): (a) provided products or services in connection with the Company Business, or (b) provided written proposals concerning receiving products or services from the Company.

f.“Indirectly” means that Employee will not assist others in performing activities in which Employee is directly prohibited from engaging hereunder, including through employees whom Employee supervised.

g.“Material” means the Employee’s primary job duties in connection with the Company Business.

h.“Restricted Geographic Area” means (a) within fifty (50) miles (or if a court of competent jurisdiction determines that fifty (50) miles is too far, then twenty-five (25) miles) of any Company branch where Participant worked during the twenty-four (24) months prior to the Termination Date and any (b) territory (i.e.: (x) state(s), (y) county(ies), or (z) city(ies) in which ,during the last twenty-four (24) months prior to the Last Day, Participant: (i) provided material services on behalf of the Company (or in which Participant supervised directly or Indirectly, in whole or in part, the servicing activities) in connection with the Company Business and/or (ii) solicited Customers or otherwise sold services on behalf of the Company (or in which Participant supervised directly or Indirectly, in whole or in part, the solicitation or servicing activities related to such Customers) in connection with the Company Business.

i.“Trade Secret” means information defined as a trade secret under applicable state law or the Defend Trade Secrets Act of 2016.

2.Non-Competition. Employee agrees that during the nine (9) month period following the Termination Date, and within the Restricted Geographic Area, Employee will not, directly or Indirectly, perform the same or similar responsibilities Employee performed for the Company in connection with a Competitive Product or Service. Notwithstanding the foregoing, Employee may accept employment with a Competitor whose business is diversified, provided that: (a) Employee will not be engaged in working on or providing Competitive Products or Services or otherwise use or disclose Confidential Information or Trade Secrets; and (b) the Company receives written assurances from the Competitor and Employee that are satisfactory to the Company that Employee will not work on or provide Competitive Products or Services, or otherwise use or disclose Confidential Information or Trade Secrets. In addition, nothing in this Agreement is intended to prevent Employee from investing Employee’s funds in securities of a person engaged in a business that is directly competitive with the Company if the securities of such a person are listed for trading on a registered securities exchange or actively traded in an over-the-counter market and Employee’s holdings represent less than one percent (1%) of the total number of outstanding shares or principal amount of the securities of such a person.
3.Non-Solicitation and Non-Inducement of Customers. During the two-year period following the Termination Date, and in connection with a Competitive Product or Service, Employee shall not directly or Indirectly: (a) solicit or attempt to solicit any Customer; or (b) induce or encourage any Customer to terminate a relationship with the Company or otherwise to cease accepting services or products from the Company.
4.Non-Solicitation and Non-Inducement of Employees. During the period twenty-four (24) months after the Participant’s Last Day, Participant shall not directly or Indirectly: (a) solicit, recruit, encourage (or attempt to solicit, recruit or encourage), or by assisting others in soliciting, recruiting or encouraging, any Company employees; (b) contact or communicate with employees for the purpose of inducing, assisting, encouraging and/or facilitating them to terminate their employment with the Company; and/or (c) offer employment or work to any employees.The foregoing shall not limit the Employee’s ability to provide a reference in connection with employment with respect to any current or former employees of the Company.
5.Non-Interference of Vendors and Suppliers. Employee agrees that during the two-year period following the Termination Date, Employee will not directly or Indirectly interfere with the Company’s relationships with its vendors and suppliers in any manner that is prohibited by law.
6.Confidentiality. Employee agrees that for the two-year period following the Termination Date, Employee will not, and will not permit any other person or entity to, directly or Indirectly, without the prior written consent of the Company: (a) use Confidential Information or Trade Secrets for the benefit of any person or entity other than the Company; (b) remove, copy, duplicate or otherwise reproduce any document or tangible item embodying or pertaining to any of the Confidential Information or Trade Secrets, except as required to perform responsibilities for Company; and (c) publish, release, disclose, deliver or otherwise make available to any third party any Confidential Information or Trade Secrets by any communication, including oral, documentary, electronic or magnetic information transmittal device or media. Notwithstanding the foregoing, Employee understands that Trade Secrets are protected by statute and are not subject to any time limits. Employee also agrees to contact the Company before using, disclosing, or distributing any Confidential Information or Trade Secrets if Employee has any questions about whether such information is protected information.

7.Non-Disparagement and Defamation. Employee and Company each agree that during the two-year period following the Termination Date, neither will, directly or Indirectly make, publish or communicate to any person or entity or in any public forum (including on any social media platform) any defamatory or disparaging remarks, comments or statements concerning the other or, in the case of the Company, any of its employees, officers, members of its Board of Directors, and existing and prospective Customers, suppliers, investors and other associated third parties; and, in the case of the Employee, her future employer and business partners.
8.Exceptions. The prohibitions contained herein shall not, in any way:
a.Restrict or impede Employee from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. Employee agrees to promptly provide the Company with written notice of any such order.
b.Restrict or impede Employee from reporting a possible violation of federal, state, or local law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, or any agency (including but not limited to the National Labor Relations Board or the Equal Employment Opportunity Commission) or Inspector General, or making other disclosures that are protected under any whistleblower provision of federal, state, or local law or regulation.
c.Result in Employee being held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a Trade Secret that: (i) is made (A) in confidence to a Federal, State, or local government official, either directly or Indirectly, or to an attorney, and (B) solely for the purpose of reporting or investigating a suspected violation of law; or (ii) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Disclosures to attorneys, made under seal, or pursuant to court order are also protected in certain circumstances under the Defend Trade Secrets Act of 2016.
d.Prevent, impede, or interfere with Employee’s right to respond accurately and fully to any question, inquiry, or request for information regarding Employee or Employee’s employment with the Company when required by legal process by a Federal, State or other legal authority, or from initiating communications directly with, or responding to any inquiry from, or providing truthful testimony and information to, any Federal, State, or other regulatory authority in the course of an investigation or proceeding authorized by law and carried out by such agency. Employee is not required to contact the Company regarding the subject matter of any such communications before Employee engages in such communications.
9.Covenants are Reasonable. Employee agrees that the covenants in this section are necessary and essential to protect the Company’s proprietary and confidential business information and goodwill in its Customers and employees; that the area, duration and scope of the covenants in this section are reasonable and necessary to protect the Company; that they do not unduly oppress or restrict Employee’s ability to earn a livelihood in Employee’s chosen profession; that they are not an undue restraint on Employee’s trade or any of the public interests that may be involved; that good and valuable consideration exists for Employee’s agreement to be bound by such covenants; and that the Company has a legitimate business purpose in requiring Employee to abide by the covenants set forth in this section.
10.Severability. Should any one or more of the parts or subparts of a provision contained in this Appendix, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other part or subpart of a provision of this Appendix or any other jurisdiction, but the parties agree that a court shall reform and construe this Appendix as if such invalid, illegal or unenforceable part or subpart of a provision had never been contained in this Appendix, and a court shall reform such part or subpart so that it would be valid, legal and enforceable to the maximum extent permitted in such jurisdiction. Without limiting the foregoing, the parties intend that the parts and subparts in this Appendix shall be deemed a series of separate covenants and agreements. If, in any legal proceeding, a court shall refuse to enforce all the parts and subparts, it is the intention of the parties that the remaining non-eliminated separate parts and subparts be enforced in such a proceeding.
11.Relief, Remedies, and Enforcement. Each party acknowledges that the covenants and obligations set forth in this Agreement are reasonable and necessary to protect the legitimate interests of the other party. Each party further agrees that any breach or threatened breach of this Agreement would cause the other party irreparable harm for which monetary damages alone may not be an adequate remedy. If either party fails to comply with any material provision of this Agreement, the non-breaching party shall be entitled to enforce this Agreement by seeking all appropriate relief, including but not limited to temporary restraining orders, preliminary or permanent injunctions, or any other equitable or legal relief, as well as costs and reasonable attorneys’ fees incurred in enforcing the terms of this Agreement.

Exhibit A
SECOND RELEASE

    WillScot Holdings Corporation (the “Company”) and Sally Shanks (the “Employee”) entered into a Separation Agreement and Release (“Agreement”).
    WHEREAS, the Employee and Company understand and agree that they may not execute this Second Release (“Release”) until the Termination Date set forth in the Agreement (i.e., August 15, 2025).
          NOW, THEREFORE, in exchange for the consideration provided for in the Agreement, the Employee and the Company mutually agree to restate, reaffirm and be bound by the releases set forth in Article 1 of the Agreement as of the date hereof. This Release will not become effective until the expiration of seven (7) days from Employee’s execution of this Release, provided Employee has not revoked this Release by such time.

EMPLOYEE	WILLSCOT HOLDINGS CORPORATION

By:
Sally J. Shanks Date: August ___, 2025	Name: Title: Date: August __, 2025